Exhibit 99.1

Webinar Transcript

Good day, ladies and gentlemen and welcome to your Resource REIT webinar. All lines have been placed on a listen-only mode. If you should require assistance throughout the conference, please press *0 on your telephone keypad to reach a live operator. At this time, it is my pleasure to turn the floor over to your host, Jake Sauerteig. Sir, the floor is yours.

Thank you and thanks everybody for joining today. My name is Jake Sauerteig. I’m Senior Vice President Director of Operations and Communications here at Resource. We’re very excited to be here today to talk to you about some of our recent announcements. In a minute, I’m going to turn the call over to Alan Feldman, but first I will read the Safe Harbor Statement.

When using this conference call, the words believes, anticipates, expects and similar expressions are intended to identify forward-looking statements. Although the company believes that these forward-looking statements are based on reasonable assumptions, such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties are discussed in the company’s reports filed with the SEC, including reports on Forms 8-K, 10-Q and 10-K, and in particular, item 1-A on the form 10-K report under the title Risk Factors.

Listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update any of these forward-looking statements. In connection with the proposed transactions to be discussed today, a joint proxy statement/prospectus will be filed with the SEC. Investors are urged to read these documents once they are available because they will contain important information about the proposed transactions.

Thanks again, everybody, for joining today. I’m going to turn the call over to Alan Feldman, who is chief executive officer of Resource Opportunity REIT (“REIT I”), Resource Opportunity REIT II (“REIT II”) and Resource Apartment REIT III (“REIT III”).

Alan.

Great. Thank you so much, Jake, and thank you everyone for joining this afternoon. I am very pleased to be here. Of course, I hope all of you are safe and sound. Conference calls or webinars are by their nature remote, but all of us are acting in a way and communicating more remote than ever. So, only wish the best for all of you. I am very pleased to talk to you about the three REITs and the transaction that we recently announced. I am going to spend the next 20 minutes or so giving you the, what I call the who, what, where, why and how of what we’ve done.

As I said, this is an exciting transaction because what it means is when it’s all done, we will have a company that is going to be an excellent compilation of real estate assets with scale and diversity, reduced overhead, a management team that’s completely aligned with its shareholders, the ability to access capital in different and better ways and an improved ability to seek liquidity for the shareholders.

What you see in front of you, if you have the slide deck, is a synopsis of what’s happened and what will happen next. We recently completed and announced the self-administration transaction, which is effectively the purchase of the management entities of the company, along with the management team and we executed merger agreements for REIT I into REIT II (the “REIT I Merger”) and REIT III into REIT II (the “REIT III Merger”).

We are in the process of completing the proxy filings. Those will be submitted to the SEC in the next few weeks and we expect the shareholder voting process to commence sometime in October probably and hopefully close the mergers around the end of December. Again, this is a transaction that involves all three REITs, will leave us multifamily focused and it’s a leveraged neutral transaction for the shareholders.

What will happen? REIT II actually will be the surviving entity and we will rename that REIT, Resource REIT. As I said, this is a 100% stock-for-stock transaction. Exchange ratios have been determined by investment bankers working for each of the special committees of the REITs, but are effectively based on the net asset values of each of the REITs. Those net asset values are based on the appraised value of the assets and those assets in each of our REITs, as I think most of you know, are fairly similar. At the end of the day, shareholders in REIT I and REIT III will get shares in REIT II. The exchange ratios are shown and the dollar values of the consideration should be similar to what investors have today because all of the REITs are, as I said, based on net asset values.

The self-administration transaction is the transaction that was recently completed and that is to acquire the advisory or management contracts for each of the three REITs and simultaneously bring the management team, which I lead along with the 45 or so other people from Resource, the people that you’ve known and worked with for many years, the entire team is now employed by REIT I and will ultimately be employed by three REITs. The consideration for that was $135 million of equity securities, common units and preferred units of stock and some cash to be paid over the next 12 months, some of which is for the transition services that C3 is providing.

As I said, there are many benefits to this transaction, scale and diversification, reduced overhead, an aligned management team, access to capital and improved liquidity. I’m going to briefly touch on each of these with some specificity. The REIT will now be $3 billion in size, 15,000 apartments, 51 properties in 15 States. This makes us a decent-sized REIT, one certainly of the size and scale that can be a well-traded public company.

Our assets are located in some of the top markets in the United States and our focus, as most of you know, is what we call Class B multifamily properties. Almost all of them are suburban locations in well-located suburbs and as one can imagine, this has always been a decent, a good strategy for managing risk. In particular, unfortunately, related to COVID in some of the many dynamics of people leaving cities or suburbs becoming more attractive, this just makes our assets a little bit more attractive. As always, our properties are located in what we call high barrier to entry submarkets, meaning those markets where there is little or managed new development to keep a check on supply.

The reason that this transaction makes so much sense for the shareholders is that with the elimination of the management contracts, the REITs collectively will save about $24 million per year. This enables the REITs to purchase those contracts, along with the management team, in a highly accretive transaction. That $24 million is the savings before any payment on dividends and so it is highly accretive.

There are cost savings because the G&A costs are now spread over a larger asset base. Obviously with three public companies, there are lots of accounting, filing, legal and other costs that will be substantially reduced when consolidated into one common public company. This also affords us some pricing power with contractors and vendors, all which are benefits which flow directly to the REIT shareholders.

In terms of management, one of the positive attributes of this transaction is that all of the employees, as I said, myself and the rest of the team, are now direct employees of the REITs, 100% focused on the REIT, its profitability and its operations. The team that you know well, which has been working together on average, the senior team, for 16 years, knows each other, we know the portfolio. We have a track record of going through a few cycles, including this latest and most bizarre event and I think we’ve weathered the storm quite well. The fact that this team is now together and solely focused on the REIT, I think, is a tremendous positive for the shareholders.

Of course, with a $3 billion balance sheet and about 50% leverage, we have a lot of flexibility. Probably one of the biggest things that we can take advantage of right now is the fact that interest rates, they have been low for a long time and they’re expected to remain low for quite a while. We are now able to secure fixed rate financing at about 2.5% on seven year paper. This is going to enable us, and it is, we’re doing it right now, to convert some of our floating-rate debt to fixed-rate debt. Currently, we’re a bit over 50% floating and we’re going to increase that or reduce that percentage and increase the amount of fixed-rate debt, securing a known interest rate expense for many, many years into the future. I would also add that our REITs do not have many near-term debt maturities. We only have one loan that’s maturing this year that’s in the process of being refinanced and our balance sheet is very sound.

The other thing, of course, along with bringing over the management is that self-managed REITs are historically the most attractive REITs for institutional investors and in the public markets. Although there are exceptions, they’re rare and any company with the size and scale that we have is almost always required or best traded or valued if it has an internalized and dedicated management team.

Lastly, liquidity options. I know this is something that’s of great concern to many of our investors. We are in excess of the size needed for sufficient scale to do a public listing. We know that internally-managed REITs are viewed more favorably, but in the public markets, and as I said, by institutional investors. Frankly, of the size and scale that we are, we will have many options to seek strategic or institutional capital directly into the REIT.

Just a comment here, the multifamily assets have historically traded with the lowest volatility and the highest return along with industrial real estate. As one would expect, retail and office and hotels trade with lower returns and increased volatility. This has only been amplified more recently with COVID-19 where it doesn’t need to be said the amount of stress that’s been endured by hotels and other asset classes such as shopping centers.

In terms of the state of the multifamily apartment supply and demand situation, it’s quite favorable. Many of you who know us and know our strategy and know what we followed and why we did it, this shouldn’t come as a surprise to you, but the U.S. home ownership rate remains relatively low. The number of renters continues to climb and most importantly, the amount of new supply is quite low or remains in check and is only expected to remain that way due to the disruption caused by COVID and some of the skittishness in the financial markets.

Where Resource has always been an investor and is focused on is what we call workforce housing. Workforce housing is the type of housing that serves people who make around the median income, plus or minus, in the United States. That number is about $62,000 for a family. That means an average family can afford about $1,400 a month in rent and that is exactly the type of investments that we are focused on.

Where we stay clear of are the apartments that are typically the brand new, new developments or high-end that rent for $2,000 to $3,000 a month. We find that in any time of stress, those are the apartments that are most likely to succumb to people leaving and trying to find a more affordable option. So, our target investments offer a lot of downside protection, particularly during stressful times.

In terms of what the REITs will look like when they’re combined, you should note that our average rent of the portfolio as shown on this page is about $1,300 a month. As I said, we have 15,000 apartment units and we are about 50% leverage. This is a company of the shape and size that will demand a lot of institutional interest because of its asset base, it’s shape, size and management team.

I wanted to also just summarize that for each of the three REITs, all of the REITs are receiving consideration that is in excess of what the initial offering price was plus the stock dividends received plus the consideration from this transaction is in excess of the initial offering price. Obviously for REITs I and II, which have been performing longer, that differential is the greatest as one would expect because the shareholders have been receiving dividends for many years in those REITs.

In terms of the portfolio and where it is situated. I think this graph, or this chart, shows that we are in some of the most desirable markets in the United States. Our largest specific market is the Dallas/Fort Worth market area followed by Atlanta and Chicago and Denver. Those markets make up about 50% of the portfolio. We have been very careful to diversify our investments within each of the three REITs and now when we combine them, it’s even a more diversified portfolio, but focused on some of the best performing in high job growth markets in the United States.

As I mentioned, our team is our team. This is the leadership team that has been working together for 16 years. I think you know us well. It is very comforting, particularly as I’m sure all of you know in times like this when you can’t get out and talk to people face-to-face or be with them and that holds true, not just for our clients and partners, but for our employees. It sure is comforting to know that the people that we’ve been working with every day, mostly remotely, are the people that we can count on and have counted on for many years and that is the entirety of the team that is now part of the management team of the REITs.

Just a quick note on the process that we went through in completing this transaction. As I think you know, these transactions, because of the nature of the related party or potential related party aspects of them, are each governed by special committees, independent special committees. REIT I had a special committee consisting of Robert Stanger as investment banker and Morris Manning as its independent counsel, along with its independent special committee. REIT II was advised by Morrison & Foerster and Houlihan Lokey and REIT III was advised by Miles & Stockbridge and Truist Securities or SunTrust as they were formally named. Each of these firms, bankers and lawyers were consummate professionals and helped us govern and navigate the process that we went through.

This has been going on after each of the committees reviewed strategic options over many months, including market checks and the like. Fairness opinions have been issued by the financial advisors of each of the committees and all of the boards of directors of each of the three REITs have determined that this transaction is in the best interest of the shareholders.

That is the end of my formal remarks. What I would say before I turn it over to Jake is that we are very much appreciative of the support of our investors. I feel very strongly that this transaction is in the best interest of the shareholders and positions the company, or the companies, to be a very successful multifamily-focused REIT going forward. I’m going to turn it over to Jake for a few minutes and then we have some questions that we’ll deal with as well.

Jake.

Thanks, Alan. As you would imagine, we’ve had a number of conversations since this announcement last week with various financial advisors like yourselves. Through those conversations, we’ve identified some common questions that continue to come up. As Alan said, in a minute he’s going to review those. But we also want to make sure that you can ask any questions that may not have been addressed here. We are all here and available to discuss this proposed transaction anytime. You can reach us by phone at (866) 469-0129. I’m going to repeat that, (866) 469-0129. Of course, email as well at resourceoperations@resourcerei.com. We’ll look forward to talking to you soon. Let me pass it back to Alan, though, to try and address those common questions that we’ve come up with.

Sure. Jake, one question we got was, thank you, is this proposal good for my shareholders and will their original investment objectives change? The answer is it is good for the shareholders and the investment objectives will not change. This REIT will be 100% focused on multifamily investments, workforce housing. But more importantly, the REIT itself, because of its scale and its size and the fact that it will now be creatively managing, running the business after the internalization, is extremely well positioned, as I said, to take advantage of the capital markets, which are very favorable for apartments right now and there will be no change to the objectives. I can tell you that liquidity is first and foremost on our mind, but in terms of operating the business, the objectives remain unchanged.

The second question that we got relates to liquidity or what are the plans for the shareholders? For us, that’s really a two-part question in how it’s been asked and how we think about it. The first is the longer term, meaning our goal is to maximize shareholder value and to provide liquidity. Once the mergers are completed, there will be options that we will explore and those options range from listing the company to merging the company with a listed company, perhaps acquiring a listed company or recapitalizing by bringing in one or several institutional investors. All of those are within the range of possibilities, including debt financing. So, the fact that as individual REITs, I would say none of these companies were of optimal shape and size, together we will have a lot of flexibility to find ways to seek liquidity.

In the near term, one avenue of liquidity is redemptions. We, for the next 30 days or so while the proxy going on, there will be no redemptions whatsoever, then we expect to reinstate redemptions for death and disability and we will, post-merger, seek to develop a broader, but some type of redemption policy.

The last question we got was about distributions and will the transaction result in resumption of distributions to shareholders? The distributions really were the result, or the stopping of distributions, proceeded the transaction related to COVID-19 and our efforts to hunker down and make sure that we could operate safely through the pandemic. I’m pleased to say that we developed a lot of worst-case scenarios and thankfully our rent collections in our operations were, although impacted, substantially less impacted than we had planned for and that’s a very good thing.

During the proxy process, which is, as I said, for the next few months, we will not be undergoing or distributing any dividends or paying any distributions. But the expectation is that the REITs do generate cashflow and we will begin distributions once the merger is complete at some level. That’s really what our plan is.

Again, I’d like to thank each and every one of you for your time and for your support. We are most excited. I would say the team, and I think there should be comforting for the shareholders, is the senior management team is aligned. We are incented to move forward, achieve liquidity and achieve success for the REITs and we’re all committed to do that.

As Jake said, our number is on the board. Our email, you can find us. We welcome your questions. We are an active and good listener and we look forward to talking to you. Thank you very, very much. Take care and be safe.

Thank you. This concludes today’s webinar. We thank you for your participation. You may disconnect your lines at this time and have a great day.

ADDITIONAL INFORMATION ABOUT THE MERGERS

In connection with the REIT I Merger and the REIT III Merger, REIT II will prepare and file with the SEC two registration statements on Form S-4. One registration statement will contain a Joint Proxy Statement and Prospectus jointly prepared by REIT II and REIT I, and other related documents. The other registration statement will contain a Joint Proxy Statement and Prospectus jointly prepared by REIT II and REIT III, and other related documents. The applicable Joint Proxy Statement and Prospectus will be mailed to REIT I’s and REIT III’s respective stockholders and will contain important information about the respective mergers and related matters. INVESTORS ARE URGED TO READ THE APPLICABLE JOINT PROXY STATEMENT AND PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND

OTHER RELEVANT DOCUMENTS FILED BY REIT I, REIT II AND REIT III WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REIT I, REIT II, REIT III AND THE PROPOSED MERGERS. Investors and stockholders of REIT I, REIT II and REIT III may obtain free copies of the respective registration statement, the respective Joint Proxy Statement and Prospectus and other relevant documents filed by REIT I, REIT II and REIT III with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. In addition, these materials will also be available free of charge by accessing REIT I’s website (http://www.resourcereit.com/), by accessing REIT II’s website (http://www.resourcereit2.com/), or by accessing REIT III’s website (http://www.resourcereit3.com/).

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN SOLICITATION RELATING TO THE MERGERS

REIT I, REIT II and REIT III and their respective directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed mergers. Information regarding REIT I’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 20, 2020 and its proxy statement filed with the SEC by REIT I on April 29, 2020 in connection with its 2020 annual meeting of stockholders; information regarding REIT II’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 20, 2020 and its proxy statement filed with the SEC by REIT II on April 29, 2020 in connection with its 2020 annual meeting of stockholders; information regarding REIT III’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 20, 2020 and its proxy statement filed with the SEC by REIT III on April 29, 2020 in connection with its 2020 annual meeting of stockholders. Certain directors and executive officers of REIT I and/or REIT II and/or REIT III and other persons may have direct or indirect interests in the merger due to securities holdings, pre-existing or future indemnification arrangements and rights to severance payments and retention bonuses if their employment is terminated prior to or following the merger. If and to the extent that any of the participants will receive any additional benefits in connection with the merger, the details of those benefits will be described in the applicable Joint Proxy Statement/Prospectus relating to the applicable merger. Investors and security holders may obtain additional information regarding the direct and indirect interests of REIT I, REIT II, and REIT III and their respective executive officers and directors in the applicable merger by reading the applicable Joint Proxy Statement/Prospectus regarding the merger when it becomes available. These documents are available free of charge on the SEC’s website and from REIT I, REIT II or REIT III, as applicable, using the sources indicated above.

FORWARD-LOOKING STATEMENTS

This report contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; no assurance can be given that these expectations will be attained. Factors that could cause actual results to differ materially from these expectations include, but are not limited to, the risk that the proposed mergers will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreements; the inability of REIT I or REIT III to obtain stockholder approval of the respective mergers or the failure to satisfy the other conditions to completion of the mergers; risks related to disruption of management’s attention from the ongoing business operations due to the proposed mergers; the potential adverse impact of the ongoing pandemic related to COVID-19 and the related measures put in place to help control the spread of the virus on the operations of the REITs and their tenants, which impact remains highly uncertain; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of REIT I, REIT II and REIT III; and other factors, including those set forth in the Risk Factors section of REIT I’s, REIT II’s and REIT III’s most recent Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020 and filed with the SEC, and other reports filed by REIT I, REIT II and REIT III with the SEC, copies of which are available on the SEC’s website, www.sec.gov. REIT I, REIT II and REIT III undertake no obligation to update these statements for revisions or changes after the date of this communication, except as required by law.